Exhibit 99.1


Press Release                       FOR IMMEDIATE RELEASE
                                    ---------------------
                                    Contact:  Thomas J. Noe, Investor Relations
                                    Telephone: (513) 870-3530
                                    E-Mail:  tnoe@pcbionline.com




                      PEOPLES COMMUNITY BANCORP, INC.
                  ANNOUNCES DECLARATION OF QUARTERLY CASH
                                 DIVIDEND



     Cincinnati, Ohio (June 1, 2007) - Peoples Community Bancorp, Inc. (NASDAQ:
PCBI), parent of Peoples Community Bank, West Chester, Ohio, announced today that its Board of Directors declared a quarterly cash dividend of $.15 per share on the common stock of the Company. The Dividend is payable on June 30, 2007 to stockholders of record at the close of business on June 15, 2007.

     Jerry D. Williams, the Company's President and Chief Executive Officer stated that "the Company was very pleased to announce the continuation of a quarterly cash dividend policy. We believe this action further enhances shareholder value and demonstrates our commitment to and confidence in our future prospects."

     Peoples Community Bancorp, Inc. is a unitary thrift holding company. It currently operates nineteen full service offices in Butler, Hamilton and Warren Counties, Ohio and also Dearborn and Ohio Counties, Indiana. At March 31, 2007, Peoples Community Bancorp, Inc. had $1.0 Billion in assets and $87.2 million of stockholders' equity.





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